Exhibit 15.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We are aware that our report dated July 25, 2012 on our review of interim financial information of Vale S.A. for the three-month periods ended June 30, 2012, March 31, 2012 and June 30, 2011 and for the six-month periods ended June 30, 2012 and June 30, 2011, which is included in the report on Form 6-K furnished to the Securities and Exchange Commission on July 25, 2012, is incorporated by reference in this Registration Statement on Form F-3.

Very truly yours,

/s/ PricewaterhouseCoopers Auditores Independentes
PricewaterhouseCoopers
Auditores Independentes

Rio de Janeiro, Brazil

October 23, 2012